Exhibit 99.1

Press Release

DENVER, CO—February 2, 2015	Contact: Chris Van Ens
Phone: 720.348.7762
UDR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS
~ Provides 2015 Guidance and Updated 2-Year Strategic Outlook ~
Fourth Quarter 2014 Highlights:

•	Funds from Operations (“FFO”) per share was $0.40 (+13% year-over-year), FFO as Adjusted per share was $0.39 (+13%) and AFFO per share was $0.34 (+12%).

•	Year-over-year same-store revenue and net operating income (“NOI”) growth for the quarter were 4.2% and 5.1%, respectively.

•
Sold three wholly-owned communities located in Long Beach, CA, Port Orchard, WA and Puyallup, WA for $91 million at a weighted average 5.5% cash flow cap rate. Additionally, sold a 49% interest in 13th & Market, a recently developed community in San Diego and a 50% interest in 3033 Wilshire, a Los Angeles land parcel to MetLife for $62 million.

•	Completed two development communities containing 505 homes for an estimated aggregate cost of $184 million. The communities are located in Huntington Beach, CA and Alexandria, VA.

•	Purchased a land parcel in Boston for $32 million and increased the Company’s ownership interest from 3% to 50% in two UDR/MetLife I joint venture land parcels located in Los Angeles for $15 million.

•	Commenced 3033 Wilshire, a $107 million, 190-home development with MetLife in a 50%/50% joint venture located in Los Angeles, CA.

Full-Year 2014 Highlights:

•	FFO, FFO as Adjusted and AFFO per share were $1.56 (+8% year-over-year), $1.52 (+9%) and $1.35 (+10%), respectively.

•	Same-store revenue and NOI growth were 4.3% and 5.2%, respectively.

•	Sold full or partial interests in 10 wholly-owned communities for $368 million at a weighted average 5.7% cash flow cap rate.

•
Completed five development communities containing 1,396 homes for an estimated aggregate cost of $480 million. The communities are located in San Francisco, Huntington Beach, CA, Mission Viejo, CA, College Park, MD and Alexandria, VA.

•	Issued $100 million of ATM equity, net of fees, at a premium to Street consensus NAV.

•	Received a senior unsecured credit upgrade from Moody’s Investor Services to Baa1 and a changed outlook from S&P Rating Services to BBB, positive.

•	Increased the Company’s declared dividend per share to $1.04 (+11% year-over-year).

Summary of Earnings Metrics

	Q4 2014	Q4 2013	FY 2014	FY 2013
FFO per share	$0.40	$0.36	$1.56	$1.44
Acquisition-related costs/(fees), including JVs	0.001	—	0.002	(0.001)
(Gain)/loss on sale of land	0.008	—	0.004	—
Net gain on prepayment of note receivable	—	—	(0.032)	—
Gain on sale of TRS property/marketable securities	—	(0.010)	—	(0.010)
Tax benefit associated with the conversion of certain	(0.022)	—	(0.022)	—
TRS entities into REITs
Casualty-related (recoveries)/charges, net	—	—	0.002	(0.037)
Other	—	—	0.001	0.001
FFO as Adjusted per share	$0.39	$0.35	$1.52	$1.39
Recurring capital expenditures	(0.052)	(0.044)	(0.165)	(0.162)
AFFO per share	$0.34	$0.30	$1.35	$1.23
A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s fourth quarter supplemental package.

Operations

Same-store NOI increased 5.1% year-over-year in the fourth quarter of 2014 driven by same-store revenue growth of 4.2% against a 1.9% increase in same-store expenses. Same-store physical occupancy was 96.7% as compared to 96.2% in the prior year period. The annualized rate of turnover decreased 50 basis points year-over-year to 44.6% in the quarter.
Summary of Same-Store Results Fourth Quarter 2014 versus Fourth Quarter 2013

Region	Revenue Growth/ (Decline)	Expense Growth	NOI Growth/(Decline)	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.3%	0.3%	8.7%	41.0%	96.5%	11,834
Mid-Atlantic	(0.2)%	1.0%	(0.6)%	23.5%	96.4%	8,986
Southeast	4.5%	4.4%	4.6%	15.2%	97.0%	8,467
Northeast	5.5%	4.7%	5.8%	13.1%	97.0%	2,387
Southwest	4.3%	3.0%	5.1%	7.2%	97.5%	3,998
Total	4.2%	1.9%	5.1%	100.0%	96.7%	35,672

(1)	Based on Q4 2014 NOI.

(2)	Average same-store occupancy for the quarter.

(3)
During the fourth quarter, 35,672 apartment homes, or approximately 90% of 39,851 total consolidated apartment homes (versus 51,293 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Sequentially, the Company’s same-store NOI increased by 2.5% on revenue growth of 0.2% and a 4.9% decrease in expenses during the fourth quarter of 2014.

For the twelve months ended December 31, 2014, the Company’s same-store revenue increased 4.3% as compared to the prior year period in 2013. Same-store expenses increased 2.5% year-over-year resulting in a same-store NOI increase of 5.2% as compared to the prior year period in 2013. Year-over-year same-store physical occupancy increased by 60 basis points to 96.7%.
Summary of Same-Store Results Full-Year 2014 versus Full-Year 2013

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.3%	2.7%	7.8%	40.6%	96.3%	11,251
Mid-Atlantic	0.8%	2.6%	0.1%	25.3%	96.6%	8,986
Southeast	4.9%	2.1%	6.3%	16.3%	96.9%	8,467
Northeast	4.7%	1.1%	6.0%	10.2%	96.9%	1,879
Southwest	4.8%	3.5%	5.6%	7.6%	97.2%	3,998
Total	4.3%	2.5%	5.2%	100.0%	96.7%	34,581

(1)	Based on YTD 2014 NOI.

(2)	Average same-store occupancy for YTD 2014.

(3)
During the twelve months ended December 31, 2014, 34,581 apartment homes, or approximately 87% of 39,851 total consolidated apartment homes, were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Development Activity
At the end of the fourth quarter, the Company’s pro-rata development pipeline totaled $875 million and was 72% funded. The $875 million consisted of $271 million of completed, not yet stabilized projects and $604 million of under construction projects. Of the $604 million of projects remaining to complete, two properties totaling $326 million are expected to be completed in 2015, one property totaling $162 million in 2016, and two properties totaling $116 million in 2017. The pipeline is expected to produce a weighted average spread between estimated stabilized yields and current market cap rates towards the upper end of the Company’s 150 to 200 basis point targeted range.
One new development commenced during the fourth quarter. 3033 Wilshire, a 190-home community located in Los Angeles with a total budgeted cost of $107 million, is being developed in a 50%/50% joint venture with MetLife. The project is scheduled for completion in 2017.
Two developments were completed during the fourth quarter. DelRay Tower, a 332-home, $132 million project located in Alexandria, VA and Beach & Ocean, a 173-home, $52 million project located in Huntington Beach, CA are leasing well and represent upgrades to the Company’s portfolio in their respective markets.

Transactional Activity
During the quarter, the Company disposed of three communities containing 596 homes in Long Beach, CA, Port Orchard, WA and Puyallup, WA for $91 million in total proceeds. Combined, the three sales were transacted at a weighted average 5.5% cash flow cap rate, had a weighted average monthly rent per occupied home of $1,251 and were 16 years old on average.
In addition, the Company acquired a future development land site in Boston for $32 million in a 1031 transaction. The project is projected to commence construction in 2016.
Joint Venture / Partnership Transactional Activity
In the fourth quarter, the Company sold a 49% interest in 13th & Market, a recently completed development located in San Diego to MetLife for proceeds of $54 million. The Company recognized a gain of $7.2 million, net of tax, and generated a strong IRR on the sale. In addition, the Company sold a 50% interest in its 3033 Wilshire land parcel located in Los Angeles for $8.3 million to MetLife. Upon completion of the sale, the Company recognized a $2.2 million impairment, net of tax, which was excluded from fourth quarter and full-year 2014 FFO as Adjusted and AFFO per share. The Company can earn back this impairment if certain return hurdles on the development are met. As previously indicated, the development of 3033 Wilshire commenced in the fourth quarter.
In addition, the Company increased its ownership interest to 50% in two UDR/MetLife I joint venture land parcels located in Los Angeles for an aggregate consideration of $15 million. The developments will be constructed in 50%/50% partnerships with MetLife and are expected to commence construction in 2016.
In January, subsequent to year-end, the Company completed the sale of its 20% ownership interest in its 3,359-home Texas joint venture. At 100%, the sales price was $400 million. Total proceeds to the Company are estimated to be $43 million, inclusive of a promoted interest and fees and after debt repayment. The Company achieved a strong return on this investment, reduced its exposure to Dallas and eliminated its exposure to Houston.
Capital Markets
In January, subsequent to year-end, the Company issued approximately 2.5 million shares through its At-the-Market equity program at an average gross price of $32.17 per share. Net of fees, the shares were issued at an average price of $31.52 per share for proceeds of $78 million. Proceeds will be used to fund development.
The Company did not issue equity during the fourth quarter of 2014.

Balance Sheet
At December 31, 2014, the Company had $763 million in availability through a combination of cash and undrawn capacity on its credit facility.
The Company’s total indebtedness at December 31, 2014 was $3.6 billion. The Company ended the quarter with fixed-rate debt representing 84% of its total debt, a total blended interest rate of 3.9% and a weighted average maturity of 4.3 years. The Company’s leverage was 38.6% versus 39.2% a year ago, net debt-to-EBITDA was 6.5x versus 7.0x a year ago and fixed charge coverage was 3.6x versus 3.1x a year ago.
Other
In conjunction with this release, the Company published its updated 2-Year Strategic Outlook which outlines its 2015 and 2016 plan and expectations. The 2-Year Strategic Outlook document is available in the Investor Relations section of the Company’s website at www.udr.com.
Dividend
As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2014 in the amount of $0.26 per share. The dividend was paid in cash on February 2, 2015 to UDR common stock shareholders of record as of January 12, 2015. The fourth quarter 2014 dividend represented the 169th consecutive quarterly dividend paid by the Company on its common stock.
In conjunction with this release, the Company has declared a 2015 annualized dividend per share of $1.11, a 7% increase over 2014.

Outlook
For the first quarter of 2015, the Company has established the following guidance ranges:

FFO per share	$0.41 to $0.43
FFO as Adjusted per share	$0.38 to $0.40
AFFO per share	$0.35 to $0.37

For the full-year 2015, the Company has established the following guidance ranges:

FFO per share	$1.60 to $1.66
FFO as Adjusted per share	$1.58 to $1.64
AFFO per share	$1.41 to $1.47

For the full-year 2015, the Company’s primary same-store growth assumptions are:

Revenue	3.75% to 4.25%
Expense	2.50% to 3.00%
Net operating income	4.00% to 5.00%
Physical occupancy	96.5%

Additional assumptions for the Company’s first quarter and full-year 2015 guidance can be found on Attachment 15 of the Company’s fourth quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at www.udr.com.
Conference Call and Webcast Information
UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on February 3, 2015 to discuss fourth quarter and full year results as well as its updated 2-Year Strategic Outlook for the 2015 to 2016 timeframe. The webcast will be available on UDR's website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 888-401-4689 for domestic and 719-325-2109 for international and provide the following conference ID number: 9299022.

A replay of the conference call will be available through March 5, 2015, by dialing 888-203-1112 for domestic and 719-457-0820 for international and entering the confirmation number, 9299022, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR's website at www.udr.com.
Full Text of the Earnings Report and Supplemental Data
Internet -- The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.
Mail -- For those without Internet access, the fourth quarter 2014 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.
This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2014, UDR owned or had an ownership position in 51,293 apartment homes including 1,387 homes under development. For over 42 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.